Scottish Re Group Limited Announces Retirement of Elizabeth Murphy


HAMILTON, Bermuda--(BUSINESS WIRE)--July 17, 2005--Scottish Re Group Limited (NYSE:SCT) announced today that Chief Financial Officer, Elizabeth Murphy, plans to retire at the end of 2005. The Company's Board of Directors expects to confirm the appointment of her successor at its next regular meeting on August 3, 2005.


Ms. Murphy joined Scottish Re in April 2002 and led the development of the Company's Finance Department through two major acquisitions and multiple corporate finance transactions. During her tenure, the Company's total assets grew from $2.6 billion to over $10 billion and its total revenue increased threefold.


"Elizabeth has been a very important contributor to Scottish Re's development into one of the world's leading life reinsurance companies," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re. "The entire Scottish Re organization has benefited from her leadership and professionalism."


"Elizabeth's retirement is an important reminder that there is more to life than reinsurance," he added. "We wish her well in her future endeavours."


"I have thoroughly enjoyed my service as Chief Financial Officer of Scottish Re, and involvement in our accomplishments during this period," Mrs. Murphy said. "Nevertheless, I have decided that this is an appropriate point in my career to retire to allow me more time to pursue personal objectives. I look forward to working closely with my successor over the next several months to ensure the seamless transition of responsibilities."


Prior to joining Scottish Re, Ms. Murphy was Treasurer of ACE Limited. Before assuming the Treasurer's position at ACE, she was Chief Financial Officer of ACE Tempest Re for seven years and was previously associated with PricewaterhouseCoopers in Bermuda and London.


Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re Group Limited has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, http://www.scottishre.com/.


     CONTACT:  Scottish Re Group Limited
               Scott E. Willkomm, 441-298-4364
               scott.willkomm@scottishre.com

     SOURCE:   Scottish Re Group Limited